News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	October 30, 2024
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Nine Months Ended September 30, 2024
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2024.
“Performance is stabilizing across our portfolio,” said Joe Russell, President and Chief Executive Officer. “With formidable competitive advantages and our distinctive operating model transformation ahead of schedule, we are very well-positioned for growth in an environment of improving fundamentals and increasing transaction market activity.”
Highlights for the Three Months Ended September 30, 2024
•Reported net income allocable to common shareholders of $2.16 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.20 per diluted share.
•Achieved 78.4% Same Store (as defined below) direct net operating income margin.
•Acquired three self-storage facilities with 0.2 million net rentable square feet for $24.3 million. Subsequent to September 30, 2024, we acquired or were under contract to acquire 14 self-storage facilities with 1.2 million net rentable square feet, for $181.2 million.
•Opened one newly developed facility and completed various expansion projects, which together added 0.5 million net rentable square feet at a cost of $142.6 million. At September 30, 2024, we had various facilities in development and expansion expected to add 4.0 million net rentable square feet at an estimated cost of $712.4 million.
Operating Results for the Three Months Ended September 30, 2024
For the three months ended September 30, 2024, net income allocable to our common shareholders was $380.7 million or $2.16 per diluted common share, compared to $563.2 million or $3.20 per diluted common share for the same period in 2023, representing a decrease of $182.5 million or $1.04 per diluted common share. The decrease is due primarily to (i) a $118.5 million increase in foreign currency losses primarily associated with our Euro denominated notes payable, (ii) a $41.6 million increase in depreciation and amortization expense, and (iii) a $15.9 million increase in interest expense, partially offset by (iv) an $11.7 million increase in self-storage net operating income.
The $11.7 million increase in self-storage net operating income in the three months ended September 30, 2024 as compared to the same period in 2023 is a result of a $29.8 million increase attributable to our Non-Same Store Facilities (as defined below), partially offset by an $18.0 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities decreased 1.3% or $12.3 million in the three months ended September 30, 2024 as compared to the same period in 2023, due primarily to lower realized annual rent per occupied square foot and a decline in occupancy. Cost of operations for the Same Store Facilities increased by 2.6% or $5.8 million in the three months ended September 30, 2024 as compared to the same period in 2023, due primarily to increased other direct property costs, repairs and maintenance expense and marketing expense, partially offset by decreased on-site property manager payroll. The increase in net operating income of $29.8 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023.

Operating Results for the Nine Months Ended September 30, 2024
For the nine months ended September 30, 2024, net income allocable to our common shareholders was $1.3 billion or $7.43 per diluted common share, compared to $1.6 billion or $8.85 per diluted common share for the same period in 2023, representing a decrease of $250.8 million or $1.42 per diluted common share. The decrease is due primarily to (i) a $166.3 million increase in depreciation and amortization expense and (ii) a $82.7 million increase in interest expense, and (iii) a $40.5 million increase in foreign currency exchange losses primarily associated with our Euro denominated notes payable, partially offset by (iv) a $64.6 million increase in self-storage net operating income.
The $64.6 million increase in self-storage net operating income in the nine months ended September 30, 2024 as compared to the same period in 2023 is a result of a $104.6 million increase attributable to our Non-Same Store Facilities, partially offset by a $40.0 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities decreased 0.8% or $21.4 million in the nine months ended September 30, 2024 as compared to the same period in 2023, due primarily to a decline in occupancy. Cost of operations for the Same Store Facilities increased by 2.8% or $18.6 million in the nine months ended September 30, 2024 as compared to the same period in 2023, due primarily to increased marketing expense, property tax expense and repairs and maintenance expense, partially offset by decreased on-site property manager payroll, utility expense and centralized management costs. The increase in net operating income of $104.6 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2023.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended September 30, 2024, FFO was $3.80 per diluted common share as compared to $4.58 for the same period in 2023, representing a decrease of 17.0%.
For the nine months ended September 30, 2024, FFO was $12.34 per diluted common share, as compared to $12.82 in the same period in 2023, representing a decrease of 3.7%.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of loss contingencies and resolutions, casualties, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, UPREIT reorganization costs, Simply integration costs, amortization of acquired non real estate-related intangibles, and our equity share of deferred tax benefits of a change in tax status, unrealized gain on derivatives and Lok’nStore integration costs from our equity investee. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Percentage Change	2024	2023	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$380,712	$563,237	(32.4)%	$1,308,287	$1,559,084	(16.1)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	277,652	237,098		839,749	677,856
Real estate-related depreciation from unconsolidated real estate investment	12,013	8,457		31,531	26,141
Real estate-related depreciation allocated to noncontrolling interests and restricted share unitholders and unvested LTIP unitholders	(2,192)	(1,612)		(5,904)	(4,817)
Gains on sale of real estate investments, including our equity share from investment	(554)	(167)		(1,428)	(239)
FFO allocable to common shares	$667,631	$807,013	(17.3)%	$2,172,235	$2,258,025	(3.8)%
Eliminate the impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange loss (gain)	70,572	(47,880)		20,580	(19,924)
Other items	40	3,804		1,291	(2,422)
Core FFO allocable to common shares	$738,243	$762,937	(3.2)%	$2,194,106	$2,235,679	(1.9)%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$2.16	$3.20	(32.5)%	$7.43	$8.85	(16.0)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.64	1.38		4.92	3.97
Gains on sale of real estate investments, including our equity share from investment	—	—		(0.01)	—
FFO per share	$3.80	$4.58	(17.0)%	$12.34	$12.82	(3.7)%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange loss (gain)	0.40	(0.27)		0.11	(0.11)
Other items	—	0.02		0.01	(0.02)
Core FFO per share	$4.20	$4.33	(3.0)%	$12.46	$12.69	(1.8)%

Diluted weighted average common shares	175,866	176,150		176,074	176,170

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2022. Our Same Store Facilities did not change from June 30, 2024. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2022, 2023, and 2024 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store Facilities information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,507 facilities (170.0 million net rentable square feet) that represent approximately 77% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2024 (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change (f)	2024	2023	Change (f)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$894,123	$906,280	(1.3)%	$2,666,474	$2,688,604	(0.8)%
Late charges and administrative fees	32,192	32,292	(0.3)%	94,587	93,898	0.7%
Total revenues	926,315	938,572	(1.3)%	2,761,061	2,782,502	(0.8)%

Direct cost of operations (a):
Property taxes	86,902	86,282	0.7%	266,408	256,227	4.0%
On-site property manager payroll	32,039	33,833	(5.3)%	99,273	102,885	(3.5)%
Repairs and maintenance	18,813	15,947	18.0%	57,141	50,844	12.4%
Utilities	13,316	13,407	(0.7)%	36,451	38,231	(4.7)%
Marketing	21,920	19,528	12.2%	63,360	52,239	21.3%
Other direct property costs	27,546	24,284	13.4%	76,413	72,968	4.7%
Total direct cost of operations	200,536	193,281	3.8%	599,046	573,394	4.5%
Direct net operating income (b)	725,779	745,291	(2.6)%	2,162,015	2,209,108	(2.1)%
Indirect cost of operations (a):
Supervisory payroll	(9,940)	(9,980)	(0.4)%	(30,091)	(31,441)	(4.3)%
Centralized management costs	(13,857)	(15,126)	(8.4)%	(41,785)	(46,159)	(9.5)%
Share-based compensation	(2,371)	(2,544)	(6.8)%	(7,516)	(8,867)	(15.2)%
Net operating income (c)	$699,611	$717,641	(2.5)%	$2,082,623	$2,122,641	(1.9)%

Gross margin (before indirect costs, depreciation and amortization expense)	78.4%	79.4%	(1.0)%	78.3%	79.4%	(1.1)%

Gross margin (before depreciation and amortization expense)	75.5%	76.5%	(1.0)%	75.4%	76.3%	(0.9)%

Weighted average for the period:
Square foot occupancy	92.7%	93.2%	(0.5)%	92.6%	93.2%	(0.6)%
Realized annual rental income per (d):
Occupied square foot	$22.71	$22.89	(0.8)%	$22.59	$22.64	(0.2)%
Available square foot	$21.06	$21.33	(1.3)%	$20.92	$21.10	(0.9)%
At September 30:
Square foot occupancy				91.4%	91.9%	(0.5)%
Annual contract rent per occupied square foot (e)				$23.04	$23.16	(0.5)%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See reconciliation of self-storage NOI to net income provided below.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
(f)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
Property Operations – Non-Same Store Facilities
In addition to the 2,507 Same Store Facilities, we have 546 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2022 or that we did not own as of January 1, 2022, including 243 facilities that were acquired, 43 newly developed facilities, 84 facilities that have been expanded or are targeted for expansion, and 176 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our September 30, 2024 Form 10-Q.
Investing and Capital Activities
During the three months ended September 30, 2024, we acquired three self-storage facilities (one each in Florida, North Carolina, and South Carolina) with 0.2 million net rentable square feet for $24.3 million. During the nine months ended September 30, 2024, we acquired five self-storage facilities (one each in Florida, North Carolina, South Carolina, Texas, and Virginia) with 0.3 million net rentable square feet for $46.3 million.
Subsequent to September 30, 2024, we acquired or were under contract to acquire 14 self-storage facilities across nine states with 1.2 million net rentable square feet, for $181.2 million.
During 2023, we acquired BREIT Simply Storage LLC (“Simply”), a self-storage company that owned and operated 127 self-storage facilities (9.4 million square feet) and managed 25 self-storage facilities (1.8 million square feet) for third parties, for a purchase price of $2.2 billion in cash. The Simply portfolio facilities generated self-storage revenues of $113.9 million, NOI of $77.9 million (including Direct NOI of $81.9 million), and average square footage occupancy of 87.4% for the nine months ended September 30, 2024.
During the three months ended September 30, 2024, we opened one newly developed facility and completed various expansion projects, which together contributed 0.5 million net rentable square feet (0.1 million each in Arizona, Florida, Maryland, Nevada, and New York) at a cost of $142.6 million. During the nine months ended September 30, 2024, we opened four newly developed facilities and various expansion projects, which together contributed 1.1 million net rentable square feet (0.4 million in California, 0.2 million in Florida, and 0.1 million each in Arizona, Maryland, Nevada, New York, and Texas) at a cost of $262.5 million. At September 30, 2024, we had various facilities in development (expected to contribute 2.3 million net rentable square feet) estimated to cost $426.7 million and various expansion projects (expected to contribute 1.7 million net rentable square feet) estimated to cost $285.8 million. Our aggregate 4.0 million net rentable square foot pipeline of development and expansion facilities includes 1.3 million in Florida, 1.2 million in California, 0.6 million in Texas, and 0.1 million each in Arizona, Colorado, Georgia, Hawaii, Maryland, Nevada, New York, South Carolina, and Virginia. The remaining $401.9 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.

Distributions Declared
On October 30, 2024, our Board of Trustees declared a regular common quarterly dividend of $3.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2024 to shareholders of record as of December 13, 2024.
Outlook for the Year Ending December 31, 2024
Set forth below are our current expectations and prior expectations as of July 30, 2024 with respect to full year 2024 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2024 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2024 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	2024 Guidance
	Current Guidance		Prior Guidance
	Low	High	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	(1.3)%	(0.5)%	(1.5)%	(0.5)%
Expense growth (a)	2.0%	3.5%	2.0%	3.5%
Net operating income growth (a)	(2.7)%	(1.3)%	(3.0)%	(1.3)%

Consolidated:
Non-Same Store net operating income	$480,000	$495,000	$480,000	$495,000
Ancillary net operating income	$178,500	$181,500	$183,000	$186,000
General and administrative expense	$89,000	$95,000	$84,000	$90,000
Interest expense	$289,000		$289,000
Preferred dividends	$195,000		$195,000

Capital Activity:
Acquisitions	$350,000		$500,000
Development openings	$450,000		$450,000

Capital expenditures:
Maintenance of real estate facilities	$200,000		$180,000
Property enhancements (b)	$130,000		$150,000
Energy efficiencies (c)	$70,000		$120,000

Core FFO per share:	$16.50	$16.85	$16.50	$16.85
Core FFO per share growth from 2023 Core FFO per share	(2.3)%	(0.2)%	(2.3)%	(0.2)%

Non-Same Store Net Operating Income Beyond 2024:
Incremental Non-Same Store NOI to stabilization (2025 and beyond)	$120,000		$110,000
(a)Based on total same store cost of operations and net operating income (i.e., not direct), as reflected on page 4.
(b)Expenditures to enhance the competitive position of certain of our facilities relative to local competitors pursuant to a multi-year program that we expect to complete in 2024. Such investments include development of more pronounced, attractive, and clearly identifiable color schemes and signage and upgrades to the configuration and layout of the offices and other customer zones to improve the customer experience.
(c)Energy efficiency initiatives primarily include solar panel installation.

Third Quarter Conference Call
A conference call is scheduled for October 31, 2024 at 9:00 a.m. (PT) to discuss the third quarter earnings results.  The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through November 14, 2024 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13749511) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At September 30, 2024, we: (i) owned and/or operated 3,333 self-storage facilities located in 40 states with approximately 241 million net rentable square feet in the United States and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 315 self-storage facilities located in seven Western European nations with approximately 17 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the third quarter of 2024, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2024 outlook and all underlying assumptions; our expected acquisition, disposition, development, and redevelopment activity; supply and demand for our self-storage facilities; information relating to operating trends in our markets; expectations regarding operating expenses, including property tax changes; expectations regarding the impacts from inflation and changes in macroeconomic conditions; our strategic priorities; expectations with respect to financing activities, rental rates, cap rates, and yields; leasing expectations; our credit ratings; and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2024 and in our other filings with the SEC. These include changes in demand for our facilities; changes in macroeconomic conditions; changes in national self-storage facility development activity; impacts of natural disasters; adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance; adverse economic effects from public health emergencies, international military conflicts, or similar events impacting public health and/or economic activity; increases in the costs of our primary customer acquisition channels; adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs; security breaches, including ransomware; or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenues:
Self-storage facilities	$1,110,115	$1,078,721	$3,295,896	$3,167,025
Ancillary operations	77,643	65,099	222,293	190,797
	1,187,758	1,143,820	3,518,189	3,357,822

Expenses:
Self-storage cost of operations	287,435	267,785	858,350	794,078
Ancillary cost of operations	34,265	21,159	88,877	63,037
Depreciation and amortization	280,330	238,748	848,875	682,531
Real estate acquisition and development expense	2,530	5,059	9,154	13,687
General and administrative	26,214	20,732	74,130	57,459
Interest expense	74,252	58,350	215,266	132,530
	705,026	611,833	2,094,652	1,743,322

Other increases (decreases) to net income:
Interest and other income	20,029	32,295	52,248	69,381
Equity in earnings of unconsolidated real estate entity	2,888	7,227	15,458	22,787
Foreign currency exchange (loss) gain	(70,572)	47,880	(20,580)	19,924
Gain on sale of real estate	554	88	1,428	88
Income before income tax expense	435,631	619,477	1,472,091	1,726,680
Income tax expense	(2,488)	(2,834)	(6,042)	(8,457)
Net income	433,143	616,643	1,466,049	1,718,223
Allocation to noncontrolling interests	(2,814)	(3,345)	(8,645)	(9,188)
Net income allocable to Public Storage shareholders	430,329	613,298	1,457,404	1,709,035
Allocation of net income to:
Preferred shareholders – distributions	(48,678)	(48,678)	(146,029)	(146,029)
Restricted share units and unvested LTIP units	(939)	(1,383)	(3,088)	(3,922)
Net income allocable to common shareholders	$380,712	$563,237	$1,308,287	$1,559,084

Per common share:
Net income per common share – Basic	$2.17	$3.21	$7.46	$8.89
Net income per common share – Diluted	$2.16	$3.20	$7.43	$8.85
Weighted average common shares – Basic	175,043	175,499	175,403	175,451
Weighted average common shares – Diluted	175,866	176,150	176,074	176,170

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
ASSETS	(Unaudited)

Cash and equivalents	$599,004	$370,002
Real estate facilities, at cost:
Land	5,652,960	5,628,488
Buildings	22,441,100	21,836,750
	28,094,060	27,465,238
Accumulated depreciation	(10,172,372)	(9,423,974)
	17,921,688	18,041,264
Construction in process	310,514	345,453
	18,232,202	18,386,717

Investment in unconsolidated real estate entity	397,482	390,180
Goodwill and other intangible assets, net	294,546	387,267
Other assets	279,985	275,050
Total assets	$19,803,219	$19,809,216

LIABILITIES AND EQUITY

Notes payable	$9,473,778	$9,103,277
Accrued and other liabilities	619,416	598,993
Total liabilities	10,093,194	9,702,270

Commitments and contingencies

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2023) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,108,335 shares issued (175,670,727 shares at December 31, 2023)	17,511	17,567
Paid-in capital	6,032,686	5,980,760
Accumulated deficit	(737,450)	(267,910)
Accumulated other comprehensive loss	(52,684)	(67,239)
Total Public Storage shareholders’ equity	9,610,063	10,013,178
Noncontrolling interests	99,962	93,768
Total equity	9,710,025	10,106,946
Total liabilities and equity	$19,803,219	$19,809,216

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
FFO allocable to common shares	$667,631	$807,013	$2,172,235	$2,258,025
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	10,248	8,871	25,806	21,269
Foreign currency exchange loss (gain)	70,572	(47,880)	20,580	(19,924)
Less:
Capital expenditures to maintain real estate facilities	(60,909)	(56,768)	(173,684)	(153,120)
Capital expenditures for property enhancements	(40,030)	(53,312)	(109,320)	(124,298)
FAD (a)	$647,512	$657,924	$1,935,617	$1,981,952
Distributions paid to common shareholders	$525,252	$526,503	$1,577,419	$1,579,372
Distribution payout ratio	81.1%	80.0%	81.5%	79.7%
Distributions per common share	$3.00	$3.00	$9.00	$9.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies including LED lighting and solar panel installation. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Self-storage revenues for:
Same Store Facilities	$926,315	$938,572	$2,761,061	$2,782,502
Acquired facilities	61,116	23,683	179,313	48,895
Newly developed and expanded facilities	58,135	53,758	167,152	154,492
Other non-same store facilities	64,549	62,708	188,370	181,136
Self-storage revenues	1,110,115	1,078,721	3,295,896	3,167,025

Self-storage cost of operations for:
Same Store Facilities	226,704	220,931	678,438	659,861
Acquired facilities	20,871	8,233	61,011	19,660
Newly developed and expanded facilities	18,364	16,311	54,649	47,712
Other non-same store facilities	21,496	22,310	64,252	66,845
Self-storage cost of operations	287,435	267,785	858,350	794,078

Self-storage NOI for:
Same Store Facilities	699,611	717,641	2,082,623	2,122,641
Acquired facilities	40,245	15,450	118,302	29,235
Newly developed and expanded facilities	39,771	37,447	112,503	106,780
Other non-same store facilities	43,053	40,398	124,118	114,291
Self-storage NOI (a)	822,680	810,936	2,437,546	2,372,947
Ancillary revenues	77,643	65,099	222,293	190,797
Ancillary cost of operations	(34,265)	(21,159)	(88,877)	(63,037)
Depreciation and amortization	(280,330)	(238,748)	(848,875)	(682,531)
Real estate acquisition and development expense	(2,530)	(5,059)	(9,154)	(13,687)
General and administrative expense	(26,214)	(20,732)	(74,130)	(57,459)
Interest and other income	20,029	32,295	52,248	69,381
Interest expense	(74,252)	(58,350)	(215,266)	(132,530)
Equity in earnings of unconsolidated real estate entity	2,888	7,227	15,458	22,787
Gain on sale of real estate	554	88	1,428	88
Foreign currency exchange (loss) gain	(70,572)	47,880	(20,580)	19,924
Income tax expense	(2,488)	(2,834)	(6,042)	(8,457)
Net income on our income statement	$433,143	$616,643	$1,466,049	$1,718,223

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.